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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Zumiez Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6300 Merrill Creek Parkway Suite B
Everett, WA 98203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 27, 2009

Dear Shareholder:

        You are cordially invited to attend the annual meeting of shareholders of Zumiez Inc., a Washington corporation. Zumiez is also referred to as "we," "our," "us," and the "Company." The meeting will be held on Wednesday, May 27, 2009 at 1:00 p.m. (Pacific Time) at our headquarters located at 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203 for the following purposes:

  1.
  To elect three directors to hold office until our 2012 annual meeting of shareholders;

  2.
  To approve amendments to our existing 2005 Equity Incentive Plan to allow for a one-time stock option exchange program for employees other than directors and executive officers;

  3.
  To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 ("fiscal 2009"); and

  4.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        Our board of directors recommends a vote "For" Items 1, 2 and 3. The record date for the annual meeting is April 3, 2009. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT!

        Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote online, or if you received a paper copy of the voting card, submit your proxy by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2009: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholder are available on the following website at http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

                      By Order of the Board of Directors
                       Trevor S. Lang
                      Chief Financial Officer and Secretary

Everett, WA
April 20, 2009

6300 Merrill Creek Parkway Suite B
Everett, WA 98203

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2009

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

        We sent you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. is soliciting your proxy to vote at its 2009 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, April 3, 2009, to attend the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

        We intend to mail this proxy statement and the accompanying proxy card on or about April 24, 2009 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only shareholders of record at the close of business on April 3, 2009, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 29,981,005 shares of common stock outstanding and entitled to vote.

  Shareholder of Record: Shares Registered in Your Name

        If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, April 3, 2009, to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

What am I voting on?

        You are being asked to vote on the election of three directors (Proposal 1), to approve amendments to the existing 2005 Equity Incentive Plan to allow for a one-time stock option exchange program for employees other than directors and executive officers (Proposal 2), and to consider and act on a proposal to ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 (Proposal 3). When you vote your proxy, you appoint Trevor S. Lang and Richard M. Brooks as your representatives at the meeting. (When we refer to the "named proxies," we are referring to Mr. Lang and Mr. Brooks.) This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

        For any matter to be voted on, you may vote "For" or "Against" or abstain from voting (for the election of directors, you may do this for any director nominee that you specify). The procedures for voting are as follows:

  Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy via the internet, phone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of April 3, 2009.

  •
  To vote via the internet—You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card. Voting on the internet has the same effect as voting by mail or by telephone. If you vote on the internet, do not return your proxy card and do not vote via telephone. Internet voting will be available until 11:59 p.m. PST May 26, 2009.

  •
  To vote via telephone—Shareholders may vote by telephone by following the instructions on the enclosed proxy. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card or vote via the internet. Telephone voting will be available until 11:59 p.m. PST, May 26, 2009.

  •
  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank, or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank, or other agent receives your request.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 3, 2009, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all nominees for director, "For" the one-time option exchange program for employees and "For" the ratification of the selection of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010 (fiscal 2009). If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy a nominal fee for proxy solicitation services.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

        Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy with a later date.

  •
  You may send a written notice that you are revoking your proxy to our Secretary, Trevor Lang, at 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203, or

  •
  You may attend the annual meeting and vote in person (If you hold your shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the meeting).

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in "How are votes counted?") will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For," "Against" and "Abstain" and broker non-votes (if applicable). Abstentions and broker non-votes (described below) will not be counted as votes cast for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee (that is, in "street name"), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Under the rules of the New York Stock Exchange ("NYSE"), if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors (Proposal 1), and the ratification of the selection of Moss Adams, LLP (Proposal 3), even if it does not receive voting instructions from you because these proposals are considered "discretionary." Proposal 2 with respect to the amendments to the 2005 Equity Incentive Plan to allow for a one-time option exchange program is considered "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on Proposal 2. When a broker votes a client's shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as "broker non-votes." Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered "present" or a vote cast for purposes of voting on the non-discretionary items.

How many votes are needed to approve each proposal?

        Under Washington corporation law and our Articles of Incorporation and our Bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. "Votes cast" means votes actually cast "for" or "against" a particular proposal, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered "votes cast." Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

        Election of Directors.    As described in more detail below under "Election of Directors," we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the Director nominees will be elected if the votes cast "for" a nominee's election exceed the votes cast "against" the Director nominee. There is no cumulative voting for the election of Directors.

        If a Director nominee does not receive the requisite votes to be elected, that Director's term will end on the date on which an individual is selected by the Board to fill the position held by such Director or ninety (90) days after the date the election results are determined, or the date the Director nominee resigns, whichever occurs first.

        Other Proposals.    For approval of the amendments to the 2005 Equity Incentive Plan to allow for a one-time stock option exchange program (Proposal 2) and the ratification of the selection of our independent registered public accounting firm for the fiscal year ending January 30, 2010 (Proposal 3), if the number of "For" votes exceeds the number of "Against" votes, then Proposal 2 and Proposal 3 will be ratified.

        If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in "How are votes counted") will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter ending August 1, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company currently has seven directors. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. Three directors are nominees for election this year and each has consented to serve a three-year term ending in 2012. The remaining directors will continue to serve the terms set out below.

        The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee's election exceed the votes cast opposing such nominee's election. Abstentions and broker non-votes are not considered "votes cast." Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a "vote cast."

        In a contested election, the directors shall be elected by a plurality of the votes cast. A "contested election" means an election of directors of the Corporation in which the number of nominees for any election of directors nominated by (i) the Board of Directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company's Bylaws, or (iii) a combination of nominees by the Board of Directors and any shareholder pursuant to Article I, Section 10 of the Company's Bylaws, exceed the number of directors to be elected.

        A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the Board of Directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the Board of Directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company's Bylaws.

        We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders. There was one annual meeting of shareholders during the last fiscal year.

Nominees for Election to Terms Expiring in 2012

        The following is biographical information as of April 20, 2009 for each nominee for director.

Name	Age	Position
Richard M. Brooks	49	Director
Matthew L. Hyde	46	Director
James M. Weber	49	Director

        Richard M. Brooks, 49, has served as Chief Executive Officer ("CEO") since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer ("CFO"). From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte & Touche, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks has served on the University of Puget Sound Board of Trustees from May 2002 to the present, where he serves on its Executive Committee, Development and Alumni Relations Committee and chairs its Audit Committee.

        Matthew L. Hyde, 46, was appointed to our board in December 2005 and is the Executive Vice President of merchandising and marketing, joined Recreational Equipment Inc. (REI) in 1986. He currently oversees REI's brand gear and apparel business and manages the cooperative's other brand merchandising, inventory management, social compliance, marketing, public affairs and e-commerce functions. Mr. Hyde previously led REI's online division, championing its award-winning multi-channel strategy. He currently serves on the board of the Youth Outdoors Legacy Fund, and holds a Bachelor's of Science degree from Oregon State University in Corvallis.

        James M. Weber, 49, was appointed to our board in April 2006 and is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been since 2001. Mr. Weber's experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O'Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota. Presently, Mr. Weber is a director at the Seattle Sports Commission and at Bensussen, Deutsche and Associates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE PREVIOUSLY NAMED

Continuing Directors Whose Terms Expire in 2010

        William M. Barnum, Jr., 55, has served on our board of directors since November 2002. Since 1984, Mr. Barnum has been with Brentwood Private Equity where he co-founded the firm's private equity effort, and is currently its General Partner. Prior to joining Brentwood Private Equity, Mr. Barnum worked at Morgan Stanley & Co. in the investment banking division. He is a graduate of Stanford University, and a graduate of Stanford Law School and Stanford Graduate School of Business. Presently, Mr. Barnum is a director of Filson Holdings, Inc., Oriental Trading Company, Inc., Quiksilver Corporation, The Teaching Company Holdings, Inc., Ariat International, Inc., ThreeSixty Asia Ltd and Zoe's Kitchen Inc.

        Gerald F. Ryles, 72, has served on our board of directors since August 2005. Until it was acquired in September 2003, Mr. Ryles was Chairman of the Board and a major shareholder of Microserv Technology Services, a privately held Information Technology Services company. From January 1994 through January 2001, Mr. Ryles was also the Chief Executive Officer. He also has over 40 years of management experience in several different industries as well as management consulting experience with McKinsey & Company. He is a graduate of the University of Washington, and earned an M.B.A. from Harvard University. He also serves on the board of directors of Giant Campus an educational software company, and the State of Washington's Board of Accountancy, where he is the Vice Chairman.

Continuing Directors Whose Terms Expire in 2011

        Thomas D. Campion, 60, was one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. Mr. Campion serves as the Board Chair of the Alaska Wilderness League, a Washington, D.C. based environmental group, and the Treasurer of Conservation Northwest, a Bellingham, Washington based environmental group. He is also a trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North American are preserved.

        David M. DeMattei, 52, has served on our board of directors since August 2006 and is currently the Group President—Williams-Sonoma, Williams-Sonoma Home, west elm at Williams Sonoma, Inc., a leading specialty retailer of home furnishings in the United States, where he has been employed since 2003. Prior to that, Mr. DeMattei was the President, North America, of Coach, Inc., a designer, producer, and marketer of fine accessories and gifts for women and men, where he was employed from 1998 until 2003. Mr. DeMattei also served as the Chief Financial Officer at Gap, Inc. between 1991 and 1993. Mr. DeMattei earned a Bachelor of Science degree in Business Administration from the University of San Francisco in 1978.

 CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

        As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Zumiez, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for our Chairman Mr. Campion, and Chief Executive Officer Mr. Brooks.

        As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable NASDAQ listing standards.

Certain Relationships and Related Transactions

        The Company made charitable contributions to the Zumiez Foundation in fiscal 2008 and fiscal 2007 of approximately of $368,000 and $581,000. Our Chairman, Thomas D. Campion, is a trustee of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

        The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company's policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons (as defined below) on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

        "Related Persons" are defined as follows:

  1.
  any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

  2.
  any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities;

  3.
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

  4.
  any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

        In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director's independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the audit committee determines in good faith. The audit committee shall convey the decision to the Chief Executive Officer or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Information Regarding the Board of Directors and its Committees

        Our board has established an audit committee, a compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company's website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and The NASDAQ Stock Market. The board has determined that Gerald F. Ryles is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.

Chairperson	Member	Audit Committee Financial Expert

	Audit Committee	Governance & Nominating Committee	Compensation Committee
James M. Weber
David M. DeMattei
Matthew L. Hyde
Gerald F. Ryles
William M. Barnum

Audit Committee

        As more fully described in it charter, our audit committee has responsibility for, among other things:

  •
  the sole authority to appoint, determine the funding for, and oversee the independent registered public accounting firm;

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  assisting our board in monitoring the integrity of our financial statements and other SEC filings;

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  discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

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  reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;

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  reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

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  oversight of the performance of the Company's internal audit function; and

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  reviews its charter at least annually for appropriate revisions.

        As part of fulfilling its responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for fiscal 2008 with management and Moss Adams LLP and discussed those matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, and SEC Regulation S-X, Rule 2-07, with Moss Adams LLP. The audit committee received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams LLP's communications with the audit committee concerning independence, and has discussed with Moss Adams LLP its independence.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

        As more fully described in its charter, the governance and nominating committee, has the responsibility for, among other things:

  •
  recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;

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  assessing our directors' and our board's performance;

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  makes recommendations to the board regarding membership and chairs of the board's committees;

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  recommending director compensation and benefits policies;

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  reviews its charter at least annually for appropriate revisions;

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  considering and recommending to the board other actions relating to corporate governance.

Compensation Committee

        Our compensation committee has responsibility for, among other things:

  •
  establishing the Company's philosophy, policies, and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

  •
  reviewing corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

  •
  determining and approving our Chief Executive Officer's compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

  •
  administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;

  •
  making recommendations to our board with respect to the compensation of directors;

  •
  the sole authority to appoint, determine the funding for, and oversee the independent compensation consultant; and

  •
  reviews its charter at least annually for appropriate revisions.

Succession Planning

        Our Chief Executive Officer ("CEO") and board review at least annually the succession plan of our CEO and each of our Named Executive Officers ("NEOs" or "NEO"). The compensation committee conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

        Our CEO provides an annual report to the board assessing senior management and their potential successors. As part of this process contingency plans are presented in the event of our CEO's termination of employment for any reason (including death or disability). The report to the board also contains the CEO's recommendation as to his or her successor. The full board has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

        Our full board of directors met five times last year, the audit committee met four times last year, the compensation committee met four times last year and the governance and nominating committee met three times last year. The board of directors and the committees acted by unanimous written consent when required during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board, and of the committees on which he served, that were held during the period for which he was a director or committee member, respectively.

Shareholder Communications with the Board of Directors

        Zumiez has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board, in care of the Company's Secretary, at the Company's headquarters in Everett, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company's corporate website.

Code of Conduct and Ethics

        Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees, in accordance with applicable rules and regulations of the SEC and The NASDAQ Stock Market. The code of conduct is available at http://ir.zumiez.com under the "governance" section.

Executive Compensation Recovery Policy

        The Company maintains an executive compensation recovery policy. Pursuant to this policy, Zumiez may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the Compensation Committee considers to be appropriate based upon the circumstance.

        The Compensation Committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the Audit Committee and the full board and retaining outside advisors to assist in making its determinations. The actions taken by the Compensation Committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

        The nominations to the board of directors were completed by the governance and nominating committee. The committee has established qualification requirements, composition criteria and the procedures for selecting new directors. The committee reviews the following considerations, among others, in its evaluation of candidates for board of director nomination: personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company's business, commitment to engage in activities in the best interest of the Company, independence, diversity, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and other relevant qualifications. A director candidate's ability to devote adequate time to the board of directors and committee activities is also considered.

        The nominations to the board of directors in our last fiscal year and through the date of this proxy statement were completed using procedures in accordance with the charter of the board's governance and nominating committee including the director qualifications/criteria/skills as outlined in such charter. These procedures include:

  •
  Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership, including (without limitation): experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

  •
  Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates which would impair his independence. Each candidate's biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

  •
  Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee's initial conclusion that candidates met the qualifications/criteria/skills to serve as a director of the Company.

  •
  Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.

  •
  Background checks were conducted, including criminal, credit and bankruptcy, Securities and Exchange violations and/or sanctions, work history and education.

  •
  Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company's outside legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Zumiez business.

  •
  Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Zumiez board of directors, and its committees and appears to meet the NASDAQ Stock Market and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

  •
  No fees were paid to any third party search firms in connection with any director nominations.

        The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Secretary at the following address:

    Board of Directors and Chairman of the Board
    c/o Corporate Secretary
    Zumiez Inc.
    6300 Merrill Creek Parkway, Suite B
    Everett, Washington 98203

        Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

  •
  the name and address of the shareholder recommending the person to be nominated;

  •
  a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;

  •
  a description of all arrangements or understandings between the shareholder and the recommended nominee;

  •
  such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

  •
  the consent of the recommended nominee to serve as a director of the Company if so elected.

        The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

        To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously no later than 120 days prior to the corresponding date on which the Company's annual proxy statement was mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

        Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company's Bylaws. Specifically, these provisions require that written notice of a shareholder's intent to make a nomination for the election of directors be received by the Secretary of the Company not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year's annual meeting of shareholders, and that such notice include:

  •
  The name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;

  •
  The principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

  •
  The amount of Zumiez stock beneficially owned by the shareholder who intends to make the nomination and of the person(s) to be nominated;

  •
  A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made; and

  •
  Other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors.

        The Secretary will send a copy of the Company's Bylaws to any interested shareholder who requests them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding the beneficial ownership of our common stock as of April 3, 2009 by: (i) each of our directors; (ii) each of our executive officers named in the Summary Compensation Table included later in this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        Applicable percentages are based on shares outstanding on April 3, 2009, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before June 2, 2009, which is 60 days after April 3, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, Washington 98203.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Thomas D. Campion(1)	5,614,936	18.8%
Richard M. Brooks(2)	3,713,024	12.4%
Trevor S. Lang(3)	44,706	*
Lynn K. Kilbourne(4)	183,632	*
Ford W. Wright(5)	128,799	*
William M. Barnum Jr.(6)	88,270	*
Gerald F. Ryles(7)	22,533	*
James M. Weber(8)	16,333	*
Matthew L. Hyde(9)	16,333	*
David M. DeMattei(10)	14,288	*
All Executive Officers and Directors as a group (10 persons)	9,842,854	32.9%
T. Rowe Price Associates, Inc.(11)	4,055,400	13.6%
Wasatch Advisors, Inc(12)	2,335,152	7.8%
FMR, LLC(13)	2,262,020	7.6%

*
Less than one percent.

(1)
Reflects shares of Common Stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.

(2)
Mr. Brooks is our Chief Executive Officer and a Director.

(3)
Consists of 15,540 shares of stock held by Mr. Lang of which 10,250 shares are restricted, and vest on a monthly basis through June 2012; 27,499 vested stock options, and 1,667 stock options exercisable within 60 days of April 3, 2009. Mr. Lang is our Chief Financial Officer.

(4)
Consists of 33,584 shares of stock held by Ms. Kilbourne of which 32,680 are restricted that begin vesting on 9/2/2009; 138,456 vested stock options; 11,592 stock options exercisable within 60 days of April 3, 2009. Ms. Kilbourne is our President and General Merchandising Manager.

(5)
Consists of 115,198 vested stock options; and 13,601 shares of stock held. Mr. Wright is our Executive Vice President of Stores.

(6)
Consists of 69,270 shares of stock held by Mr. Barnum of which 2,333 are restricted and vest on May 28, 2009; 15,667 vested stock options, and 3,333 stock options exercisable within 60 days of April 3, 2009. Mr. Barnum is one of our directors.

(7)
Consists of 3,533 shares of stock held by Mr. Ryles of which 2,333 are restricted and vest on May 28, 2009; 15,667 vested stock options, and 3,333 shares subject to options exercisable within 60 days of April 3, 2009. Mr. Ryles is one of our directors.

(8)
Consists of 2,333 shares of restricted stock held by Mr. Weber that vest on May 28, 2009; 10,667 vested stock options, and 3,333 options exercisable within 60 days of April 3, 2009. Mr. Weber is one of our directors.

(9)
Consists of 2,333 shares of restricted stock held by Mr. Hyde that vest on May 28, 2009; 10,667 vested stock options, and 3,333 options exercisable within 60 days of April 3, 2009. Mr. Hyde is one of our directors.

(10)
Consists of 3,621 shares of restricted stock held by Mr. DeMattei that vest on May 28, 2009, and 10,667 vested stock options.

(11)
This information is based solely on a Schedule 13G dated December 31, 2008 filed by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) servers as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(12)
This information is based solely on a Schedule 13G dated February 17, 2009 by Wasatch Advisors, Inc., a registered under section 203 of the Investment Advisers act of 1940. The business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(13)
This information is based solely on a Schedule 13G dated February 16, 2009 filed by FMR LLC. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,262,020 shares or 7.647% of the Common Stock outstanding of Zumiez Inc ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,262,020 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2009, all Section 16(a) filings were complied with for our officers, directors and greater than ten percent beneficial owners, except that a late Form 4 was filed on behalf of Lynn Kilbourne for an option grant transaction.

EXECUTIVE OFFICERS

        As of the end of fiscal 2008, the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

        Trevor S. Lang, 38, has served as our Chief Financial Officer and Secretary since June of 2007. He had served as Vice President of Finance for Carter's, Inc. since January 2003. At Carter's, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From September 1999 until joining Carter's in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a BBA, Accounting. He is also a Certified Public Accountant.

        Lynn K. Kilbourne, 46, was promoted to the position of President in September 2008. Prior to September 2008 and since September 2004, Ms. Kilbourne served as our Executive Vice President and General Merchandising Manager ("GMM"). From July 1991 until May 2001, she was with Banana Republic, a subsidiary of Gap, Inc., in various senior management positions. After leaving Banana Republic, Ms. Kilbourne served as an independent consultant in the retail industry until she joined Zumiez in September 2004. Ms. Kilbourne holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from the Harvard University Graduate School of Business Administration.

        Ford K. Wright, 41, has served as our Executive Vice President of Stores since March 2007. From May of 2000 through February 2007 he served as the Director of Store Systems. From June 1994 through April 2000 Mr. Wright has served in Store, District and Regional Management positions. Prior to June of 1994 Mr. Wright was employed with Nordstrom. Mr. Wright has over 20 years experience in the retail and wholesale clothing industry.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        The Zumiez basis for competitive advantage is its culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all staff. The objective of the Company's compensation discussion and analysis is to describe how, for the NEOs, Zumiez links its culture to compensation philosophy and then to compensation strategy; and, to explain how the Company executed its compensation strategy during the last year. While the discussion and analysis focuses on the NEOs, the link between culture and compensation philosophy and compensation strategy is pervasive throughout the organization from the seasonal sales person to each of the NEOs.

Fiscal 2008—A Review of This Past Year

        Fiscal 2008 was a difficult year for Zumiez. While the first half of the year was challenging, the second half of the year saw a marked deterioration in the U.S. economy that negatively impacted our sales and financial results. Historically, we have made the majority of our profits in the second half of the year due to the seasonal nature of our business, so as the recession became more severe in the second half of fiscal 2008, our sales and profits were proportionally worse. As the economy worsened, we saw declines in traffic in our stores and more promotional activity from our competitors. Through the first six months of fiscal 2008, our same store sales decreased 1.3% and our diluted earnings per share declined $0.02 or 12.5%. The second half of fiscal 2008, the six months ended January 31, 2009, our same store sales declined 10.0% and our diluted earnings per share declined $0.26 or 37.1%. As a result of the Company's fiscal 2008 financial performance none of the NEOs received a bonus payout under our annual incentive bonus plan. Total direct compensation paid to all our NEOs for fiscal 2008 fell considerably below the previous year and target levels.

Fiscal 2009—A Look At the Upcoming Year

        The Company expects the upcoming fiscal year to be very challenging as well and believes it is difficult to predict what the effects of the unprecedented global financial and economic crises will have on Zumiez financial performance. The compensation committee is weighing all aspects of executive compensation and has decided that none of the NEOs will receive a raise in base pay in fiscal 2009. The compensation committee will continue to evaluate both qualitative and quantitative results of the NEOs and performance relative to peers when evaluating total direct compensation for the upcoming year.

The Zumiez Culture

        While every organization has a culture, even if it is a culture by default, the Company believes that the Zumiez culture is unique. The Company believes it is well defined, understood widely and thoroughly among all staff, reinforced and exemplified by leaders held accountable for doing so, and integrated into the daily practices and processes throughout the business. The Company believes the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

  •
  Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls, and procedures. This gives our managers throughout the organization the ability to impact their results creating great accountability, clear measurements and a sense of ownership throughout the organization.

  •
  Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. The Company does this through a comprehensive training program which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

  •
  Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training, and in how we recognize the successes of our employees throughout the organization.

  •
  Fairness and honesty—The Company and our employees strive to be fair and honest in all of our relationships. This includes how we work with each other, our suppliers, our landlords, and our customers.

Culture and Compensation Philosophy

        The Zumiez culture and the shared values which are the foundation of the culture guide on us how we manage our business. This includes our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as the Company's financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees' value working in this kind of environment.

        The compensation committee (the "committee") believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe make Zumiez an attractive investment for shareholders. To do so, the committee believes the compensation program should offer compensation opportunities that:

  •
  are externally competitive with compensation paid by companies in the market for executive talent.

  •
  reward performance by linking compensation to quantitative and qualitative goals that the committee believes is in the best long-term interest of shareholders.

  •
  are internally fair and consistent.

  •
  drive long-term shareholder thinking by delivering a majority of the NEOs compensation in the form of equity that is directly linked to our stock price.

  •
  are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed is less than average and of at-risk is greater than average when compared to the competitive survey data.

  •
  for at-risk components, are an effective balance between short-term and long-term mechanisms.

  •
  provide limited executive perquisites.

        In structuring a competitive opportunity for each executive officer, the committee evaluates and takes into account the total stock accumulated and owned by the executive as a result of equity-based award plans. The committee believes that at-risk components should result in compensation for the executive only if justified by performance. For Zumiez executives, "performance" means, first of all, doing the right things—building the culture and achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders of staff; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior supports sustainable long-term creation of shareholder value.

        The committee intends to continually explore, consider, and introduce enhanced or new compensation approaches and elements for NEOs as appropriate. There are two reasons. First, Zumiez is a growing company and is a formidable competitor in our chosen business pursuits. Secondly, the economic, business, industry, regulatory and competitive executive compensation environments change. Therefore, the committee believes the compensation program for NEOs must evolve to help strengthen the company's competitive business advantage in the marketplace. Recent regulatory changes, particularly FAS 123(R), provide new or enhanced opportunities to link equity-based compensation to company performance. In fiscal 2008 the committee explored how to take advantage of these opportunities and introduced Performance Based Restricted Stock ("PBRS") to the NEOs below the Chairman and CEO and other key members of senior management. Due to the adverse economy already discussed, none of these shares vested as Zumiez did not achieve its internal financial projections for fiscal 2008. This compensation structure shows the committee's commitment to initiate new compensation structures that align executive's long-term incentives to shareholder's interests. While we do not plan on issuing PBRS again in fiscal 2009 due to our view of the difficult economic challenges we foresee in 2009, we do plan to revisit this type of compensation structure when a more normalized economic environment returns.

Who is involved in compensation decisions for NEOs

        The role of the compensation committee—The committee oversees and governs the compensation of the NEOs. The committee is composed of three independent outside directors. The committee determines compensation considering the Company's culture and compensation philosophy previously described for the purpose of incentivizing and motivating the NEOs to deliver long-term value to shareholders. The committee's responsibilities are to:

  •
  Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.

  •
  Approve and oversee group and individual compensation plans designed to fulfill the philosophy and strategy.

  •
  Within the framework of the plans, develop, recommend and justify to the board all compensation decisions and actions for the Chief Executive Officer.

  •
  Review and approve all compensation decisions and actions for other NEOs.

  •
  Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.

  •
  Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.

  •
  Review total compensation in relation to survey analysis.

  •
  Evaluate the enterprise risk associated with all forms of compensation.

        The committee meets a minimum of twice a year and in fiscal 2008 met four times. The committee's charter is available on-line at http://ir.zumiez.com.

        The role of NEOs—The NEOs, and in particular the Chief Executive Officer, provide and explain information requested by the committee and are present at committee meetings as requested by the committee. The NEOs are not present during deliberations or determination of their respective compensation.

        On behalf of the committee, the Chief Executive Officer has the following specific responsibilities:

  •
  Develop, recommend and justify to the committee compensation decisions and actions for NEOs other than the Chief Executive Officer.

  •
  Develop, recommend and justify to the committee any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

  •
  Report to the committee experiences with the compensation program for NEOs and present any perceived opportunities for improvement.

  •
  Communicate appropriate information about the committee's actions and decisions to the other NEOs.

        The role of external advisors—At the committee's discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

  •
  As requested by the chair of the committee, provide research, analysis and expert opinions to assist the committee in education, deliberations and decision-making.

  •
  Maintain independence from the management of the Company.

  •
  Interact with members of management only with the approval of the chair of the committee.

        All external advisors are engaged directly by the committee and independently of the management of the Company.

        The committee periodically engages a compensation consultant to work with the committee on its compensation deliberations. During the 2008 fiscal year the committee asked the consultant to review the alignment of the Company's culture with its compensation philosophy and provide an assessment of compensation levels and advise the committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The committee and the Company believe the compensation consultant is independent of the Company and management.

        The role of outside counsel—The committee consults with outside legal counsel to advise on its deliberations. Outside legal counsel attends committee meetings as deemed appropriate by the committee and is also available in between committee meetings to advise the committee.

Compensation Goals and Strategy for NEOs

        Simplicity and Transparency.    The committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, short-term cash based incentives, and long-term equity awards. We refer to the combination of these as "total direct compensation." The committee does not use supplemental executive benefits and perquisites that are not also provided to staff at-large.

        Attractive Compensation Opportunities.    The committee believes in and commits to planning for internal succession; however the company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It must be positioned to bring in seasoned, proven individuals from its industry and beyond who can perform the full scope of their roles from time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the committee works each year to:

  •
  Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.

  •
  Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.

  •
  Provide for opportunities to earn stock incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus stock incentives) is well above average should shareholders realize well above average returns.

        Pay-at-Risk.    The committee is committed to pay-at-risk. "Pay-at-risk" means compensation that is withheld and earned only upon clear evidence that the interests of shareholders have been served. By design, the proportion of each NEO's total direct compensation which is at risk is greater than typically observed in the marketplace. Conservative salary guarantees are coupled with above-average cash and stock incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum bonus and total cash compensation has declined each of the last two years.

        Pay for Performance.    The committee believes pay-at-risk enables pay for performance. It allows (1) major portions of total direct compensation (as described previously) to be withheld and (2) for ultimate rewards from such portions to be directly related to the degree to which short-term and long-term interests of shareholders have been met.

        For short-term (annual) pay-for-performance for the NEOs as a group, the committee has the following goals:

  •
  Drive alignment around three company-wide measures of performance: same store sales results, product margin and earnings growth. The committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives.

  •
  Provide for the risk of zero annual short-term cash incentives payout should performance expectations not be met.

  •
  Average awards upon achievement of earnings that, in the judgment of the board, would be expected in light of industry, company size, company maturity, prevailing business conditions, and any need to draw upon short-term earnings to fulfill strategic goals (such as growth, market share, or innovation) that are in the best long-term interests of the shareholders.

  •
  Provide for performance expectations that are challenging, but achievable; that, in other words, establish true pay-at-risk.

  •
  Communicate proactively to all NEOs of performance expectations to establish clear incentive for achievement.

  •
  Provide for upside compensation potential for earnings growth that is beyond expectations.

  •
  Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

  •
  Allow for flexibility to attract and retain executives.

        For long-term pay-for-performance, the committee's goal is to link ultimate compensation amounts realized by NEOs directly and exclusively to the company's long-term common stock price change. To do so, the committee makes use of stock-based awards for all NEOs (except as noted below).

        The committee has and intends to make use of both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the committee's judgment both the individual's long-term track record of success and potential for long-term value-added future contributions. Then, the committee selects what it believes is the best balance between stock awards that are full-value (restricted stock) and gain-based (stock options).

        Gain-based awards are traditional among companies, still have widespread use and have upside potential that can be highly motivational, however, the committee is (i) aware that gain-based awards have no downside potential akin to that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards have been held up historically from time to time by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of more full-value awards such as restricted stock. Therefore, the committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages in good measure; and, to respond to emerging competitive practices.

        Executive Officer Continuity.    Undesirable, unanticipated or untimely departure of an executive officer is a risk to the company and its shareholders that the committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence, and lost intellectual capital.

        The committee encourages executive officer continuity by granting stock awards to an NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with the company for many years. Accordingly, if a NEO was to depart from the company then he or she could forfeit potentially substantial amounts of unrealized compensation.

        Shareholder Mentality.    We believe it is in the best interests of shareholders for Zumiez leaders to feel, think, and act like shareholders, and to have a "shareholder mentality" as they go about envisioning, planning for, and executing operations. The committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez.

        Within this concept, through equity awards granted over time, each NEO at Zumiez has the ability to establish and maintain a position of full and outright ownership in the company.

Enterprise Risk and Compensation

        The committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The majority of the long-term based compensation vests over many years and is not tied to specific financial metrics. The short term incentives are tied to easily measureable financial metrics that the committee believes are consistent, transparent and drive shareholder value; same store sales, product margin and diluted earnings per share. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, we believe an appropriate balance exists between rewarding performance without excessive risk taking. In addition we believe the short-term incentives in place that are tied to financial performance do not provide excessive risk to the organization as they are capped at no more than 130% of base pay for our President and GMM, 120% for our CFO, 110% for our Executive Vice President of Stores and 100% for our Chairman and CEO.

Summary of the Elements of NEO Compensation

        The committee utilizes five primary elements for compensating NEOs:

  •
  Base Salary

  •
  Bonus

  •
  Non-Equity Incentive Plan Compensation ("Short-Term Cash Based Incentives")

  •
  Stock Option Grants

  •
  Restricted Stock Grants

        Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual Base Salary rate is reviewed from time to time and at least annually by the committee. Outside of the CEO, the review is based on recommendations of the CEO.

        Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses when awarded, are generally in addition to NEOs participating in Short-Term Cash Based Incentives, and are considered in the executive's total direct compensation.

        Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance (company and individual) for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the committee if target goals are achieved.

        Stock Option Grants are opportunities granted from time to time (usually annually or at time of hiring) to an NEO to purchase company common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with the Company.

        Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at time of hiring) to each NEO. The right to sell the stock is accumulated over a number of years, contingent upon meeting pre-set performance conditions and/or continued employment.

        The committee views the elements of total direct compensation for NEOs as an integrated, orchestrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

The Compensation process

        Gathering information—The committee gathers together information to help it assess compensation for the NEOs, including:

  •
  Tally sheets—The Company uses tally sheets for each of the NEOs to summarize the significant components of compensation. At Zumiez, the components of compensation generally include salary, Short-Term Cash Based Incentives, bonuses, equity incentives, 401K discretionary match and clothing discounts. The tally sheets are compared to targeted total compensation. The tally sheets are used to help prepare the tables that follow the compensation discussion and analysis.

  •
  Surveys—At the committees direction, the compensation consultant performed an analysis of compensation data from six surveys including: Apparel Industry Compensation Survey, ICR Ltd., U.S. Long-term Incentive and Equity Survey, Mercer Human Resources Consulting Inc., U.S. Retail Compensation and Benefits Survey, Mercer Human Resources Consulting Inc., Northwest Executive Compensation Survey, Milliman, Executive Compensation, Compdata Surveys,

    Regression Analysis of Compensation Survey Data, Watson Wyatt Worldwide. The consultant analyzed the survey data by considering companies of similar size nature and scope and taking into account our industry growth rate and geographic location. The consultant examined the data for aberrations, weighted observations and applied statistical methods and modeling techniques to determine the competitive market for salary, bonus and equity incentives awards. Management did not participate in any part of the survey analysis.

  •
  Fiscal 2008 results—The committee has access to the Company's fiscal 2008 operating plans and budgets as approved by the board of directors in March 2008. Management updates the committee and the board on actual performance compared to budgets and summarizes for the committee how the Company and the NEOs performed against the performance targets.

  •
  Fiscal 2009 operating and financial plans—The committee also receives the Company's operating plan and budgets for fiscal 2009 as approved by the Company's board of directors. The committee uses this information to help establish performance targets for the upcoming fiscal year.

  •
  Audited results—The committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

  •
  Wealth creation schedules—The committee requests that management prepare wealth creation schedules for each NEO showing accumulated equity (both vested and unvested) and the amount of vested equity awards exercised and the related pre-tax proceeds.

  •
  Performance of teen specialty retailers—The committee requests that management prepare a schedule for a group of teen retailers comparing same-store sales results for the last four fiscal years and the percentage change in diluted earnings per share comparing the most recent year-end results to the previous year. The teen retailers include: Abercrombie & Fitch, Aeropostale, American Eagle, Hot Topic and Pacific Sunwear. The group was selected because they are generally considered to be leading lifestyle retailers in the teen market. All of the information for these retailers was summarized from publicly available date. The committee compares the Company's relative performance as an additional data point understanding that all of these companies are much larger and have significantly different business models with significantly different growth profiles.

  •
  Evaluations—The committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The committee chair solicits the full membership of the board for feedback on the CEO's performance and prepares the CEO's annual evaluation for review by the full committee.

        There is discretion inherent in the committee's role of establishing compensation for the NEOs. The committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company's business: same store sales, product margin, and earnings growth. These three measures have historically been used exclusively to determine the Short-Term Cash Based Incentives and are also key considerations in determining changes to base salaries, and long-term equity incentives. Some discretion is used by the committee in evaluating the qualitative performance of the NEOs in determining base salaries and payment of discretionary bonuses. Some discretion is also used in the granting of long-term equity incentives to help NEOs build wealth through ownership of Zumiez stock. However, in all of these uses of discretion the committee is also governed by the overall compensation philosophy. The committee also takes into consideration survey analysis, changes in year over year compensation and total compensation.

Analysis

        Once all the data is collected, the committee reviews the data and asks management to clarify as appropriate. The committee then works with its compensation consultant to determine fair and competitive compensation for each of the NEOs. During its deliberations the committee considers many factors, including:

  •
  Focus on total compensation—Historically, the Company has compensated its NEOs with a significant amount of long-term equity incentives. This approach is consistent with Zumiez culture and its compensation philosophy. Our compensation consultant reviewed the fiscal 2008 compensation structure and compared it to the survey data previously described. For companies of similar size, scope and nature, the NEOs, other than the CEO and the Chairman, total cash compensation (base salary and Short-Term Cash Based Incentives) ranked at approximately the 50th percentile for comparable companies. When equity incentives were added in to arrive at total compensation the same NEOs compensation ranked approximately in the 90th percentile for comparable companies.

        On an on-going basis the committee currently intends to structure the compensation program to:

  •
  Provide conservative salaries (40th percentile against survey analysis).

  •
  Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against survey analysis. Through the bonus and annual cash incentive opportunity, a large portion of this cash compensation is non-equity incentive subject to achieving qualitative, as well as financial and operating targets.

  •
  At the time the annual equity incentives are awarded, they are designed to compensate NEOs (excluding our Chairman and CEO) at the 50th percentile when compared against survey analysis.

        The committee will evaluate this mix of compensation annually to reflect the maturity, complexity, and size of the business and to insure alignment with the long-term interest of shareholders.

  •
  Wealth Accumulation—The committee considers the accumulated wealth from previous equity incentives granted to each NEO. In the case of our Chairman and our CEO who own 18.8% and 12.4% of the Company respectively, the committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders. Because of this, neither our Chairman nor our CEO has received equity grants the last three years. Additionally because of our conservative cash compensation structure, both of these executives appear to be significantly under compensated when compared with the survey data of comparable companies.

  •
  Internal pay equity—The committee considers the relationship between the compensation of our CEO and the other NEOs for reasonableness. Because of our approach to compensation, the committee believes the relatively close parity of compensation is appropriate for the CEO and the other NEOs.

        Based on our compensation philosophy, and all the factors and information gathered as described previously the committee reviewed each component of compensation and made the following awards during fiscal 2008.

Base Salary

        In March 2008 the committee met and reviewed the evaluations of the NEOs and the overall performance of the Company against three objective measures: same store sales performance, product margin and earnings growth. Based upon the strong performance of the Company in fiscal 2007 against exceptional performance in prior years and the contributions of the NEOs towards achieving these results, the following base salaries for fiscal 2008 were awarded:

Executive Officer	2008 Base Salary	Increase Over Prior Year
Thomas D. Campion, Chairman of the Board	$262,500	5.00%
Richard M. Brooks, Chief Executive Officer	$262,500	5.00%
Lynn K. Kilbourne, President & General Merchandising Manager(1)	$350,000	40.00%
Trevor S. Lang, Chief Financial Officer and Secretary	$262,500	5.00%
Ford W. Wright, Executive Vice President of Stores(2)	$225,000	12.50%

(1)
In recognition of Ms. Kilbourne's past accomplishments with Zumiez and her taking on additional responsibilities of managing our ecommerce business and strategic planning initiatives she was promoted to President in September 2008. Until her promotion, her base salary was $280,000.

(2)
Mr. Wright's salary was increased by the compensation committee of the board of directors in 2008 to align with the market for comparable positions. The increase was also determined to be consistent with the Company's compensation philosophy.

        We set executive base salaries at levels we believe are competitive based on each individual executive's role and responsibilities. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. When reviewing each executive's base salary, we consider the level of responsibility and complexity of the executive's job, whether individual performance in the prior year was particularly strong or weak, and the salaries paid by survey analysis for the same or similar positions. Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median for comparable positions based on survey analysis. For fiscal 2009, we are not planning on awarding any executive officer an increase in base salary because of the expected difficult business environment in fiscal 2009.

Bonus

        While we are a growth Company, and have been for many years, the committee recognizes that the current recession is severe and that it has negatively impacted the broad economy, virtually every industry including consumer discretionary spending businesses and the Company. We believe that our current strong capital position, as evidenced by our cash and net working capital, reflect the strength of the Company now and its prospects for successfully navigating this economic cycle.

        The current recession is one of the longest and severest in decades and there is great uncertainty as to how long it will last and how much more severe it may become. In this environment there is a wide range of possible financial performance outcomes for the Company in fiscal 2009. This variability makes setting targets for Short-Term Cash Based Incentives difficult. The committee also recognizes that in this environment preserving the Company's strong financial position and key management is critical to its long-term success. For these reasons the committee is establishing a discretionary bonus pool for fiscal 2009 of up to 20% of each NEOs base salary to reward each NEO for preserving the Company's strong capital position; all the while still maintaining the Company's historical approach to setting targets for our Short-Term Cash Based Incentive plans. In evaluating the success of this effort the committee will consider the NEOs performance in collectively managing the following:

  •
  Cash and marketable securities position at year-end versus plan and prior year.

  •
  Working capital, excluding cash and marketable securities position versus plan and prior year.

  •
  Capital spending versus plan and prior year.

  •
  Operating income and diluted earnings per share performance for the year versus plan and the prior year.

  •
  The current year's performance relative to driving long-term value creation.

        Should the Company achieve any one of its Short-Term Cash Based Incentive thresholds (described under the heading "Short-Term Cash Based Incentives," below) for any metric, the committee, at its discretion, may choose to grant a lesser bonus or none at all.

        Total direct compensation paid to all our NEOs for fiscal 2008 fell considerably below the previous year and target levels. The Company expects the upcoming fiscal year to be very challenging and believes it is difficult to predict the effects of the unprecedented global financial and economic crises will have on the Company's financial performance. As mentioned previously the committee has weighed all aspects of executive compensation and decided none of the NEOs will receive a raise in base pay in fiscal 2009 and that none of the NEOs receive a bonus for fiscal 2008. The committee will continue to evaluate both qualitative and quantitative results of the NEOs and performance relative to competitors when evaluating total direct compensation for the upcoming year and may decide to award a bonus.

        As part of the process to hire our Chief Financial Officer in fiscal 2007, we paid Mr. Lang a sign-on bonus that was designed to partially compensate him for the value of the "in the money" equity he was forfeiting at his previous employer and to pay for certain closing costs on the sale of his home in Atlanta, Georgia. In the future, we may pay similar bonuses to attract and retain key talent or reward exceptional performance.

Short-Term Cash Based Incentives

        In March 2008, the committee approved the terms of the fiscal 2008 Short-Term Cash Based Incentives. The terms of the plan include:

  •
  The incentive awards are based on the following three objective measures: same-store sales growth, product margin, and earnings growth. The committee believes these measures reflect the key economic drivers of the business. We chose these measures because they directly link to Company performance and they are easy to track and communicate.

  •
  For each of the three measures the committee established performance thresholds. The first threshold is generally the measures that relate to a minimum acceptable level of financial performance. Each succeeding threshold is designed to reward the NEOs based upon the improved financial performance of the business.

	Chairman & CEO	President & GMM	CFO	EVP of Stores
1st Threshold	25%	38%	30%	28%
2nd Threshold (target)	50%	75%	60%	55%
3rd Threshold	75%	113%	90%	83%
4th Threshold	88%	132%	105%	96%
5th Threshold	100%	150%	120%	110%
  •
  The second threshold is the target threshold. The thresholds above the target threshold each pay out a higher percentage of base salary culminating in the top threshold which is designed as a stretch challenge. In the last four years, none of the NEOs have achieved all of the stretch challenge goals.

  •
  The committee weights each threshold for each of the NEOs based upon that individuals ability to impact the measure. For example, our Executive Vice President of Stores is more heavily weighted on the same store sales objective measure, while our President and GMM is more heavily weighted on product margins.

  •
  No payouts are made until audited financial results are received and approved by the audit committee at our March meeting after our fiscal year has ended.

        In March 2009, the committee reviewed the Company's actual performance against the threshold established for fiscal 2008. The following tables show the payout weightings for each NEO and the performance thresholds for each measure:

	Objective Measure
	Same Store Sales	Diluted Earnings Per Share Growth	Product Margin
Chairman	40%	30%	30%
CEO	40%	30%	30%
President and GMM	40%	30%	30%
CFO and Secretary	40%	40%	20%
Executive Vice President of Stores	50%	30%	20%

	Performance Threshold
	1	2	3	4	5
Same Store Sales Growth	0.5%	3.6%	6.0%	7.5%	9.0%
Diluted Earnings Per Share	$0.91	$1.01	$1.06	$1.10	$1.14
Diluted Earnings Per Share Growth	5.8%	17.4%	23.3%	27.9%	32.6%
Product Margin	Last year plus 0.00%	Last year plus 0.10%	Last year plus 0.15%	Last year plus 0.20%	Last year plus 0.25%

        None of the financial goals for fiscal 2008 were achieved and therefore, no Short-Term Cash Based Incentives were awarded.

Long-Term Equity Incentives

        The committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. Long-term equity incentives are designed to:

  •
  align the NEOs decision making with the long-term interests of shareholders;

  •
  provide opportunities for the NEOs to build wealth over time in conjunction with our shareholders; and

  •
  reinforce a culture of ownership.

        Long-term equity incentive awards are determined through a combination of the Company's performance, execution of our total compensation strategy of rewarding executives, and providing a foundation for wealth building. Equity awards generally have a ten year term and typically vest twenty-five percent per year.

        The committee met in March 2008 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the committee's deliberations the following equity incentive awards were granted:

Executive	Restricted Stock Grants(1)	Stock Option Grants(2)	PBRS Grants(3)
Thomas Campion, Chairman of the Board	—	—	—
Richard M. Brooks, CEO	—	—	—
Lynn K. Kilbourne, President and GMM	32,680	40,000	10,000
Trevor S. Lang, CFO	—	40,000	3,000
Ford K Wright, EVP—Stores	—	40,000	2,000

(1)
Restricted shares were awarded to Ms. Kilbourne in September 2008 upon her promotion to President of the Company.

(2)
The stock options have an exercise price equal to the closing price of the Company's stock on March 12, 2008, the day the board of directors granted the equity award.

(3)
The PBRS grants were awarded using the diluted earnings per share performance thresholds outlined previously. The maximum amount vested was determined based on achieving the diluted earnings per share for fiscal 2008 as follows:

	Performance Threshold
	1	2	3	4	5
Fiscal 2008 diluted earnings per share	$0.91	$1.01	$1.06	$1.10	$1.14
PBRS vesting	50%	100%	150%	175%	200%

        The minimum diluted earnings per share threshold was not achieved, so none of the PBRS vested.

        The committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company's shareholders.

        Equity Grant Timing Practices.    All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. In March 2009, our board approved the following revised equity compensation grant timing guidelines.

        Regular Annual Grant Dates.    Regular annual grants for employees are approved at the March committee and board meeting, and the grant date for such annual grants is the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The Board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March Board meeting for new hires and promotions.

Employment Agreement Chief Executive Officer

        The Company is party to an employment agreement with Richard M. Brooks, pursuant to which he serves as our Chief Executive Officer. The agreement has no fixed term and terminates upon the death or disability of Mr. Brooks or upon written notice from either party. Under the agreement, Mr. Brooks is eligible to be considered for an annual discretionary bonus of up to $100,000 and future stock option grants. The agreement further provides that if we terminate Mr. Brooks' employment without cause or if he terminates his employment for good reason, he will continue to receive his base salary until he accepts employment with another employer, but in no event longer than 18 months after the termination of his employment. We believe our employment agreement with Mr. Brooks provides value to Zumiez because it restricts his ability to compete against us in the case of his departure.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation over $1 million paid to the executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The committee believes that it is generally in the Company's best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives will either be under the $1 million limit, eligible for exclusion (such as stock options) under the $1 million limit, or based on qualified performance objectives. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible that some compensation paid to executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1 million level.

  Accounting for Stock-Based Compensation

        Effective January 29, 2006 the Company adopted the fair value method of accounting for stock-based compensation arrangements in accordance with Financial Accounting Standards Board ("FASB") Statement No. 123(R), Share-Based Payment ("SFAS No. 123(R)"), using the modified prospective method of transition. Under the provisions of SFAS No. 123(R), the estimated fair value of share based awards granted under the Company's 2005 Equity Incentive Plan is recognized as compensation expense over the vesting period. Using the modified prospective method, compensation expense is recognized beginning with the effective date of adoption of SFAS No. 123(R) for all share based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and after the Company's initial public offering on May 5, 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. DeMattei, Weber and Barnum currently serve as members of the compensation committee. No member of the compensation committee was at any time during fiscal 2008 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person transaction in the section "Certain Relationships and Related Transactions." No executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2008.

 REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

        The compensation committee of the Company has reviewed and discussed the compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James M. Weber, Chairman
William M. Barnum
David M. DeMattei

 Summary Compensation Table

        The following table shows all compensation for fiscal 2006, 2007 and 2008 awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, and our other most highly paid executive officers. These executive officers are referred to as "NEOs."

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas D. Campion,	2006	231,000	—	—	—	209,875	7,510	448,385
Chairman of the Board	2007	250,000	—	—	—	162,500	7,480	419,980
	2008	262,500	—	—	—	—	5,009	267,509
Richard M. Brooks,	2006	231,000	—	—	—	209,875	6,972	447,847
Chief Executive Officer	2007	250,000	—	—	—	162,500	4,731	417,231
	2008	262,500	—	—	—	—	5,726	268,226
Lynn K. Kilbourne,	2006	226,620	—	—	225,330	206,225	4,344	662,519
President and GMM	2007	250,000	—	—	492,735	162,500	3,055	908,290
	2008	315,369	—	51,677	440,824	—	3,524	811,394
Trevor S. Lang,	2006	—	—	—	—	—	—	—
Chief Financial Officer(6)	2007	140,394	155,000	76,380	350,016	80,208	37,178	839,176
and Secretary	2008	262,500	—	114,570	561,811	—	2,411	941,292
Ford W. Wright,	2006	155,397	—	—	148,031	42,000	2,812	348,240
Executive Vice President	2007	200,000	—	—	302,151	127,500	7,210	636,861
of Stores	2008	225,000	—	—	365,096	—	7,798	597,894

(1)
This column represents the dollar amount of discretionary bonus paid the NEO for fiscal 2007. Please refer to the previous discussion entitled "Bonus."

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006, 2007 and 2008 fiscal years for the fair value of the restricted stock awards granted to the NEOs, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock Compensation) and Note Eight (Equity Awards) to the Notes to Consolidated Financial Statements in our 2008 Form 10-K. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the NEOs. Information regarding the restricted stocks granted to the NEOs during 2008 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock granted during 2008 computed in accordance with FAS 123(R).

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006, 2007 and 2008 fiscal years for the fair value of stock options granted to the NEOs in 2006, 2007 and 2008 as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock Compensation) and Note Eight (Equity Awards) to the Notes to Consolidated Financial Statements in our 2008 Form 10-K. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the NEOs. Information regarding the stock options granted to our NEOs during 2008 is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options granted during 2008 computed in accordance with FAS 123(R).

(4)
The amounts set forth in this column were earned during fiscal 2006 and 2007 and paid in early fiscal 2007 and 2008 respectively, to each of the NEOs under our executive Short-Term Cash Based Incentives. No Short-Term Cash Based Incentives were earned by our NEOs for fiscal 2008. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, "Short-Term Cash Based Incentive." Mr. Campion elected to have his fiscal 2006 Short-Term Cash Based Incentive paid to the Zumiez Foundation.

(5)
All Other Compensation includes the amount of Company 401K employee match contributions and merchandise discounts. The Company offers employee discounts as follows: 25% discount for all sales staff and hourly employees and a 35% discount for assistant managers and hourly supervisors and leads. Managers and home office staff receive 40% on footwear and hard goods and 50% off all other products. Discounts are taken based on original retail price. All Other Compensation also includes the total discount the NEOs received on their purchases during the 2006, 2007, and 2008 fiscal years. Also paid in fiscal 2007 and included in All Other Compensation is $36,566 in relocation expenses for travel, moving and living expenses for our Chief Financial Officer and Secretary.

(6)
Mr. Lang joined us as Chief Financial Officer and Secretary on June 28, 2007. As part of the recruiting process we agreed to pay Mr. Lang a sign-on bonus of $155,000, which was designed to partially compensate him for the value of the "in the money" equity he was forfeiting at his previous employer and to pay for certain closing costs on the sale of his home in Atlanta, Georgia. Zumiez also paid $36,566 in moving costs associated with Mr. Lang's move from Georgia to Washington. The moving costs are included in All Other Compensation along with clothing discounts.

Grants of Plan-Based Awards

        The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2008. In the columns described as Estimated Future Awards Under Equity Incentive Plans, this table shows what the restricted share award for each NEO would be under the terms of PBRS grants discussed previously. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive Short-Term Cash Based Incentives plan discussed previously. For additional information about the non-equity incentive, option and performance based share awards, see the description of incentive compensation in the Compensation Discussion and Analysis section.

		Estimated Future Awards Under Equity Incentive Plans(1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)		Grant Date Fair Value of Stock and Option Awards ($)(6)
										Exercise or Base Price of Option Awards(5)
Name	Grant Date	Threshold #	Target #	Maximum #	Threshold ($)	Target ($)	Maximum ($)
Thomas D. Campion,		—	—	—	65,625	131,250	262,500	—	—	—	—
Chairman of the Board
Richard M. Brooks,		—	—	—	65,625	131,250	262,500	—	—	—	—
Chief Executive Officer
Lynn K. Kilbourne,	03/12/2008	5,000	10,000	20,000	107,771	215,542	431,083		40,000	$14.00	308,800
President and GMM	09/02/2008							32,680			500,004
Trevor S. Lang,	03/12/2008	1,500	3,000	6,000	78,750	157,500	315,000	—	40,000	$14.00	308,800
CFO and Secretary
Ford W. Wright,	03/12/2008	1,000	2,000	4,000	63,000	123,750	247,500	—	40,000	$14.00	308,800
Executive Vice President
of Stores

(1)
These columns show the PBRS granted to each NEO in March 2008. These PBRS grants were also subject to time based vesting over a three-year period. The minimum diluted earnings per share threshold goal was not achieved and as a result, none of the PBRS vested and no expense was incurred by the Company in connection with these awards. Please refer to the discussion in the Compensation Discussion and Analysis section entitled, "Long-Term Equity Incentives" for more information.

(2)
These columns show what the potential payout for each NEO was under the executive Short-Term Cash Based Incentives plan for fiscal year 2008 if the threshold, target, or maximum goals were satisfied for all performance measures. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Short-Term Cash Based Incentive Plan." The minimum threshold goal was not achieved so no payment was made by the Company.

(3)
This column shows the number of shares of restricted stock granted in fiscal year 2008 to the NEO. The restricted stock vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Long-Term Equity Incentives."

(4)
This column shows the number of stock options granted in fiscal year 2008 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, "Long-Term Equity Incentives."

(5)
This column shows the exercise price for the stock options granted, which was the closing price of the Company's stock on the grant date indicated.

(6)
This column shows the full grant date fair value of stock option and restricted stock grants under FAS 123(R). Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the stock option and restricted stock awards vesting schedule, excluding the impact of estimated forfeitures. For additional information, refer to Note Two (listed under Stock Compensation) and Note Eight (Equity Awards) to the Notes to Consolidated Financial Statements in our 2008 Form 10-K. These amounts reflect the Company's accounting expense for these stock option and restricted stock awards, and do not correspond to the actual value that will be recognized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the holdings of stock option awards and restricted stock awards to the NEOs as of January 31, 2009. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. This table does not reflect any performance based shares of restricted stock that were awarded to certain of the NEOs in March of 2008 because the performance thresholds were not achieved and none of the PBRS vested.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiraton Date	Number of Shares or Units of Stock That Have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas D. Campion,	—		—		—	—	—	—		—
Chairman of the Board
Richard M. Brooks,	—		—		—	—	—	—		—
CEO
Lynn K. Kilbourne,	78,196		30,775	(1)	—	3.87	09/09/2014	—		—
President & GMM	22,667		17,333	(2)	—	27.31	03/09/2016	—		—
	8,000		32,000	(3)	—	35.85	03/13/2017	—		—
	—		40,000	(4)		14.00	03/16/2018	32,680	(7)	233,662
Trevor S. Lang,	15,833		34,167	(5)	—	38.19	06/28/2017	10,250	(8)	73,288
CFO	—		40,000	(4)		14.00	03/16/2018	—		—
Ford W. Wright,	77,598	(9)	—		—	1.09	06/01/2009	—		—
Executive Vice President	10,000		30,000	(6)	—	27.31	03/09/2016	—		—
of Stores	6,300		25,200	(3)	—	35.85	03/13/2017	—		—
			40,000	(4)		14.00	03/16/2018	—		—

(1)
Twenty percent of the options vested on 7/31/2005 and 1/48th of the remaining options vest each month thereafter. The grant date was 9/09/2004.

(2)
Twenty percent of the options vest on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was 3/09/2006.

(3)
Options subject to these grants vest over a five-year period in equal annual installments. The grant date was 3/13/2007.

(4)
Options subject to this grant vest over a four-year period in equal annual installments. The grant date was 3/16/2008.

(5)
Twenty percent of these options vest on the one-year anniversary of the grant date and 1/48th of the remaining options vest each month thereafter. The grant date was 6/28/2007.

(6)
Options subject to this grant vest over an eight-year period in equal annual installments. The grant date was 3/09/2006.

(7)
Twenty five percent of the restricted stock grant vest annually beginning on the grant date anniversary. The grant date was 9/2/2008.

(8)
Twenty percent of the restricted stock grant vest after one year of service and 1/48th of the remaining restricted stock grant vest each month thereafter. The grant date was 6/28/2007.

(9)
Options subject to this grant vest over an eight-year period in equal annual installments. The grant date was 6/01/1999.

Option Exercises and Stock Vested

        The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards, during fiscal year 2008, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Valued Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lynn K. Kilbourne,	48,800	836,514	—	—
President and GMM
Trevor S. Lang,			4,750	71,268
CFO and Secretary

(1)
The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)
The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

        The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

        The Company does not maintain a nonqualified deferred compensation plan.

Director Compensation

        The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. The board follows the previously discussed compensation philosophies previously discussed in the Compensation Discussion & Analysis. In order to evaluate our board compensation competitiveness, the board hired the same compensation consultant used in evaluating the named executive officers compensation for the first time in fiscal 2008. When the board considered and ultimately recommended an increase in non-employee director compensation effective for fiscal 2008, the compensation committee reviewed a competitive market analysis prepared by the consultant from recent reputable published director compensation surveys. At the time the compensation was approved, the level of non-employee director total compensation fell below the 50th percentile according to the survey analysis. The board believes the increased level of compensation is appropriate to attract and retain qualified outside directors. Our goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on the consultant's competitive survey results.

        The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $30,000. The audit committee members receive cash compensation of $10,000 with the chairperson receiving $20,000 per year. The compensation committee members receive cash compensation of $7,500 with the chairperson receiving $15,000 per year. The governance/nominating committee member receives cash compensation of $5,000 with the chairperson receiving $10,000 per year. Directors appointed in an interim period receive pro-rata retainer fees.

        The board also decided to change from issuing stock options to full value restricted stock in fiscal 2008. The board believes such awards, with both upside and downside opportunity, provide improved alignment with the interests of our shareholders. Finally, our policy is to offer slightly higher stock based compensation awards upon election to the board to recruit members and recognize their future commitment. For fiscal 2008, each non-employee director received stock awards equal to $46,700 based on the closing price of Zumiez stock on the day the board approved board compensation, May 28, 2008, except for one director who was up for re-election and received stock awards equal to $72,500 based on the closing price of Zumiez stock on the day the board approved board compensation, May 28, 2008.

        The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

Non-Employee Director Compensation

        The following table discloses the cash, equity awards and other compensation earned by each of the Company's non-employee directors during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
James M. Weber	55,000	52,790	31,822	—	139,612
Matthew L. Hyde	50,000	52,790	31,822	—	134,612
William M. Barnum Jr.	47,500	90,091	31,822	—	169,413
Gerald F. Ryles	55,000	90,091	31,822	—	176,913
David M. DeMattei	47,500	60,139	49,390	—	157,029

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the non-employee directors in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock Compensation) and Note Eight (Equity Awards) to the Notes to Consolidated Financial Statements in our 2008 Form 10-K. These amounts reflect the Company's accounting expense for fiscal 2008 for awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

(2)
The company awarded 2,333 shares of restricted stock to the directors in fiscal 2008 with a grant date fair value of $46,700 except for Mr. DeMattei. Mr. DeMattei was awarded 3,621 shares of restricted stock with a grant date fair value of $72,500 due to our policy to award higher stock based compensation due to his reelection to the board in May 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note Two (listed under Stock Compensation) and Note Eight (Equity Awards) to the Notes to Consolidated Financial Statements in our 2008 Form 10-K. These amounts reflect the Company's accounting expense for fiscal 2008 for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

 Potential Payments Upon Termination or Change in Control

        Except for our Chief Executive Officer, the NEOs do not have employment or severance agreements with the Company. Certain of the NEOs have unvested stock options and awards of restricted stock under the Company's 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

        Following the description of the agreements, there is a table showing the potential payments the NEOs could have received under these arrangements; in the case of Mr. Lang, Mr. Wright or Ms. Kilbourne, the vesting of certain of their options or awards of restricted stock that could be accelerated in connection with a Change in Control on January 31, 2009.

  Acceleration of Stock Award Vesting

        The Company's 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

        For purposes of the 2005 Equity Incentive Plan, "Change in Control" means:

  (i)
  the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

  (ii)
  the sale, transfer or other disposition of all or substantially all of the Company's assets.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Estimated Payments on Termination or Change in Control

Name	Cash Severance upon Termination by Company Cause or by Executive for Good Reason(1)	Stock Option Vesting in Connection with a Change in Control(2)	Restricted Stock Vesting in Connection with a Change in Control(3)
Thomas D. Campion, Chairman of the Board	—	—	—
Richard M. Brooks, Chief Executive Officer	$393,750	—	—
Lynn K. Kilbourne, President & GMM	—	$101,056	$233,662
Trevor S. Lang, Chief Financial Officer and Secretary	—	—	$73,288
Ford W. Wright, Executive Vice President of Stores	—	—	—

(1)
Represents payment of 18 months of base salary to Mr. Brooks based upon his base salary of $262,500 for the Company's 2008 fiscal year.

(2)
Represents the amount calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of the 2008 fiscal year. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(3)
Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2008 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The 2008 audit committee operates under a written charter adopted by the Company's board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

        We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 31, 2009.

        We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 280), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        We have received and reviewed the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the independent accountants their independence.

        Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

Audit Committee
Gerald F. Ryles, Chairman William M. Barnum David M. DeMattei Matthew L. Hyde James M. Weber

Fees Paid to Independent Registered Public Accounting Firm for Fiscal Years 2008 and 2007

        The aggregate fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended January 31, 2009 (fiscal 2008) and February 2, 2008 (fiscal 2007), respectively, are as follows:

	Moss Adams
	2008	2007
Audit Fees(1)	$444,131	$466,760
Tax Fees(2)	75,528	50,233

Total Fees	$519,659	$516,993

    (1)
    Audit fees include services and costs in connection with the audit of the consolidated financial statements of the Company along with the reviews of the interim financial information of the Company and its Forms 10-K and 10-Q.

    (2)
    Tax fees include preparation of the fiscal 2007 and 2006 federal income tax returns, preparation of state income and franchise tax returns and services related to cost segregation analysis.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the "de minimis exception" (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor's independence.

        As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the "de minimis exception" under 17 CFR Section 210.2-01, namely:

  •
  the aggregate amount of fees paid for all such services is not more than 5 percent of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

  •
  such services were not recognized by the Company at the time of the engagement to be non-audit services; and

  •
  such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

        During fiscal 2008 there were no services that were performed pursuant to the "de minimis exception." During fiscal year 2007 there was approximately $12,000 of services that were performed pursuant to the "de minimis exception."

Equity Compensation Plan Information

        The following table sets forth information concerning the Company's equity compensation plans as of January 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,793,353	$17.13	6,943,812
Equity compensation plans not approved by security holders(2)	—	—	—
Employee stock purchase plans approved by security holders(3)	—	—	939,222

(1)
Equity compensation plans approved by security holders include the 1993 Stock Option Plan, the 2004 Stock Option Plan and the 2005 Equity Incentive Plan.

(2)
The Company does not have any equity compensation plans that were not approved by the Company's security holders.

(3)
Employee stock purchase plans approved by security holders include the 2005 Employee Stock Purchase Plan.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO OUR EXISTING 2005 EQUITY INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS

Introduction

        We are seeking shareholder approval of amendments to our existing 2005 Equity Incentive Plan to allow for a one-time stock option exchange program. If implemented, the exchange program would allow us to cancel certain stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options with lower exercise prices. The exchange ratio will be designed to result in a fair value, for accounting purposes, of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. All of the options under consideration are above the closing 52-week high trading price of our common stock and were granted over 17 months ago (measured from the expected start date of the exchange program). By including options that are above the closing 52-week high trading price of our stock and greater than 17 months old, we believe we are only including outstanding options that are substantially "underwater" (meaning the exercise prices of the options are greater than our current stock price). The members of the board of directors and our executive officers will not be eligible to participate in the exchange program. Shareholder approval is required for this proposal under the NASDAQ listing rules. If Zumiez shareholders approve this proposal to amend our existing 2005 Equity Incentive Plan, the board of directors intends to commence the exchange program as soon as practicable after the annual meeting, but in no event after six months of the date of shareholder approval. Even if the shareholders approve this proposal, the board of directors or the compensation committee may still later determine not to implement the exchange program. If Zumiez shareholders do not approve this proposal, the exchange program will not take place.

Overview

        Our stock price has experienced a significant decline during the last eighteen months due in large part to the continued weak economy that has negatively impacted customer traffic in our stores and thus adversely affected our financial results. Like many retailers, Zumiez business has been, and continues to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income our customers have to spend and, as a result, as discretionary income declines, our customers have less to spend on our action sports related apparel, footwear, equipment and accessories. We have taken a number of actions since our stock price began declining to stimulate our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a historically low level. Consequently, the Company's employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of Zumiez common stock and the average market price of our stock over the prior 12 months. Further, there can be no assurance that our efforts to stimulate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the board of directors and the compensation committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board of directors and the compensation committee believe the exchange program is an important component in our strategy to align employee and shareholder interests through our equity compensation programs. We believe that the exchange program is important for Zumiez because it will permit us to:

  •
  Provide renewed incentives to our employees who participate in the exchange program. As of January 31, 2009, approximately 54% of our stock options were underwater. The options under this proposal represent approximately 27% of total options outstanding. The weighted average exercise price of the underwater options included in this proposal was $32.27 compared to a $7.15 closing price of our common stock on January 30, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our shareholders.

  •
  Reduce our total number of outstanding stock options, or "overhang," represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater stock options currently create an equity award overhang to our shareholders of approximately 480,000 shares. As of January 30, 2009, the total number of shares of Zumiez common stock outstanding was approximately 29.5 million. Retaining these underwater options outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between the Company's goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our shareholders' interests.

  •
  Recapture value from compensation costs that we already are incurring with respect to outstanding participating underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $8.1 million in compensation expense related to these underwater options, $5.0 million of which has already been expensed as of January 31, 2009 and $3.1 million of which we will continue to be obligated to expense, even if these options are never exercised because a large portion remain underwater. We believe it is not an efficient use of the

    Company's resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with fewer options that will provide both retention and incentive value while creating no, or only nominal, additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs), the Company will be making efficient use of its resources.

        For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Company's 2005 Equity Incentive Plan and the Company's 2004 Stock Option Plan, and shares of common stock available for future grants under the 2005 Equity Incentive Plan as of January 31, 2009:

Shares available for future grant under existing plans	6,943,812
Shares issuable pursuant to outstanding stock options	1,793,353
Weighted average exercise price of all outstanding stock options	$17.13
Weighted average remaining term of all outstanding stock options	7.36
Shares issuable pursuant to restricted stock awards	284,483

        If our shareholders do not approve the 2005 Equity Incentive Plan amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

        If shareholders approve the requisite amendments to our existing 2005 Equity Incentive Plan, the material terms of the exchange program will include eligibility, the exchange ratio to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

  •
  The exchange program will be open to all eligible Zumiez employees, except as described below, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

  •
  The members of our board of directors and our executive officers, which includes our named executive officers designated by our compensation committee as of the start of the exchange program, will not be eligible to participate in the exchange program.

  •
  The exchange ratio of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value, for accounting purposes, approximately equal to the fair value of the eligible options they replace. The exchange ratio will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible options and the then-current fair value of the option (calculated using the binomial model). The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser number of shares (with a lower exercise price) than are covered by the surrendered eligible options.

  •
  Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new four year vesting schedule that begins on the date of grant.

  •
  The original 10 year contractual life of the option will not change.

  •
  The exchange program will begin within six months of the date of shareholder approval. The board of directors and the compensation committee will determine the actual start date within that time period. If the exchange program does not commence within six months of shareholder approval, we will consider any future exchange or similar program to be a new one, requiring new shareholder approval before it could be implemented.

        While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board of directors and the compensation committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

Reasons for the Option Exchange Program

        We believe that an effective and competitive employee incentive program is imperative for the success of our business. As stated in our Compensation Disclosure and Analysis we pay conservative salaries. Part of the way we hire and retain key talent in a very competitive market place is to tie a large portion of individual compensation to equity awards. We rely on our experienced and productive employees and their efforts to help the Company achieve its business objectives. At Zumiez, stock options and restricted stock awards constitute a key component of our incentive and retention programs because the board of directors and the compensation committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our long-term success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. The Company has offered stock options to our employees since 1997. Due to the significant decline of our stock price during the last eighteen months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on January 30, 2009 was $7.15, whereas, the weighted average exercise price of the proposed exchange eligible outstanding options held by our employees was $32.27. As of January 31, 2009, all of the proposed exchange eligible outstanding stock options held by our employees were significantly underwater. Although we continue to believe that stock options are an important component of our employees' total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board of directors and the compensation committee believe is necessary to motivate and retain our employees.

Alternatives Considered

        When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:

        Increase cash compensation.    To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

        Grant additional equity awards.    We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would increase our overhang, dilution to our shareholders and cause a substantial increase in stock based compensation expense.

        Exchange options for cash.    We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

        We also believe the above mentioned alternatives are counter to our compensation philosophy.

Implementation of the Option Exchange Program

        We also considered implementing a program to exchange underwater options for replacement options and settled on this approach. We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

  •
  The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees.  Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest over four years in equal annual installments beginning 12 months after the replacement option grant date.

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  The exchange ratio will be calculated to return value to our shareholders.  We will calculate the exchange ratio to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new four year vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if the Company's share price increases over time thereby aligning employee and shareholder interests.

  •
  The exchange program will reduce our equity award overhang.  Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the Company's proposed exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive the lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, and an assumed exchange ration of 2:1, if all eligible options are exchanged, options to purchase approximately 480,000 shares will be surrendered and cancelled, while replacement options covering approximately 240,000 shares will be granted, resulting in a net reduction in the equity award overhang by approximately 240,000 shares. The total number of shares subject to outstanding option awards as of January 31, 2009 was approximately 1.6 million shares, including the approximately 240,000 replacement options. As of January 31, 2009, the total number of shares of Zumiez common stock outstanding was approximately 29.5 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

  •
  Shares subject to options that are exchanged and cancelled under the exchange program will not be available for future issuance.  Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will be cancelled and not available for future grant.

  •
  Members of our board of directors and the executive officers will not be eligible to participate in the exchange program.  Although our directors and executive officers also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Option Exchange Program

        Implementing the Exchange Program.    We have not commenced the exchange program and will not do so unless our shareholders approve this proposal. If the Company receives shareholder approval of the 2005 Equity Incentive Plan amendments permitting the exchange program, the exchange program may commence at a time determined by the board of directors or the compensation committee, with terms expected to be materially similar to those described in this proposal. If the Company receives the required shareholder approval for the plan amendments, the approval will be for a one-time exchange program. Even if the shareholders approve this proposal, the board of directors or the compensation committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our shareholders. However, if the exchange program does not commence within six months after the date of shareholder approval, the Company will not commence an exchange or similar program without again seeking and receiving shareholder approval. Upon commencement of the exchange program, employees holding eligible options would receive written materials (the "offer to exchange") explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the compensation committee would approve grants of replacement options to participating employees in accordance with the exchange ratio. All such replacement options would be granted under the 2005 Equity Incentive Plan and would be subject to the terms of the plan. At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC's web site at www.sec.gov or on our investor relations web site at http://ir.zumiez.com.

        If you are both a shareholder and an employee holding eligible options, please note that voting to approve the 2005 Equity Incentive Plan amendments authorizing the exchange program does not constitute an election to participate in the exchange program.

        Eligible Options.    To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must (i) have a per share exercise price at or above the 52-week closing high trading price of our common stock as reported by the NASDAQ Global Select Market (or such lesser exercise price as the compensation committee may determine, but in any case still substantially above the then-current trading price of our common stock), and (ii) have been granted at least 17 months prior to the date that the exchange program commences.

        Eligible Participants.    The exchange program will be open to all Zumiez employees who hold eligible options, except as described below. Although the Company intends to include all employees, the Company may exclude such employees if, for any reason, the compensation committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to members of the board of directors or the named executive officers in this proxy. As of January 31, 2009, there were approximately 138 employees eligible to participate in the exchange program.

        Exchange Ratio.    The exchange ratio will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). This ratio will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratio will be determined by the compensation committee shortly before the start of the exchange program.

        The exchange ratio will be based on the fair value of the eligible options (calculated using the binomial model). The calculation of fair value using binomial model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratio does not necessarily increase as the exercise price of the option increases. Setting the exchange ratio in this manner is intended to result in the issuance of replacement options that have a fair value, for accounting purposes, approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate or minimize any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs. Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on July 1, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then applicable 52-week high would be $23.00. As a result, options with an exercise price above $23.00 would be eligible for the exchange program. If, at the time we set the exchange ratio, the fair market value of our common stock was $8.50 per share then based on the method previously described of determining the exchange ratio, the following exchange ratio would apply:

        The Exchange Ratio Would Be If the Exercise Price of an Eligible Option Is: (Eligible Option to Replacement Option):

If the Exercise Price of an Eligible Option Is: (Eligible Option to Replacement Option):	The Exchange Ratio Would Be
$23.00 - $41.86	2 : 1

        The foregoing exchange ratio is provided merely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on an $8.50 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the exchange ratio and rounding down to the nearest whole share.

        For purposes of example only, if a participating employee exchanged an eligible option for 200 shares and the exchange ratio was one share of replacement option for every two surrendered eligible option shares, the employee would receive a replacement option for 100 shares in exchange for the surrendered eligible options (200 divided by 2).

        Continuing this example, if we assume that all eligible options (as of January 31, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Prices of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Exchange Ratio	Maximum Number of Shares Underlying Replacement Options That May be Granted
$23.00 - $41.86	480,175	$32.27	7.70	2 : 1	240,088

        After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after February 1, 2009), there will be approximated 6.5 million shares available for grant, and approximately 1.6 million options outstanding. These outstanding options would have a weighted average exercise price of $11.12 and a weighted average remaining contractual life of 5.6 years.

        Election to Participate.    Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

        Exercise Price of Replacement Options.    All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

        Vesting of Replacement Options.    The replacement options will vest in four equal annual installments beginning 12 months after the replacement option grant date.

        Term of the Replacement Options.    There will be no change to the original term of the option, which was 10 years from the grant date.

        Other Terms and Conditions of the Replacement Options.    The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options granted under our 2005 Equity Incentive Plan, regardless of the tax status of the eligible options surrendered for exchange.

        Return of Eligible Options Surrendered.    The eligible options surrendered for exchange will be cancelled and will not be eligible for reissuance in the future.

        Accounting Treatment.    Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as any incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

        U.S. Federal Income Tax Consequences.    The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

        Potential Modification to Terms to Comply with Governmental Requirements.    The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program's terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. The compensation committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal income tax consequence.

Plan Benefits Relating to the Option Exchange Program

        Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of our executive officers or our board of directors will be eligible to participate in the exchange program. Based on the assumptions described previously, including an assumed $23.00 52-week high trading price of our common stock and a $8.50 share price, the maximum number of shares underlying options that would be cancelled would be approximately 480,175 shares, and the maximum number of shares underlying new options that would be granted would be approximately 240,088 shares.

Effect on Shareholders

        We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang. Based on the assumptions described previously, including an assumed $23.00 52-week high trading price of our common stock and a $8.50 share price, if all eligible options are exchanged, options to purchase approximately 480,175 shares will be surrendered and cancelled, while replacement options covering approximately 240,088 shares will be granted resulting in a net reduction in the equity award overhang by approximately 240,088 shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 1.6 million options outstanding, with a weighted average exercise price of $11.12 and a weighted average remaining term of 5.6 years. The total number of shares available for equity awards as of January 31, 2009, including the replacement options, would be approximately 6.5 million shares. As of January 31, 2009, the total number of shares of Zumiez common stock outstanding was approximately 29.5 million.

Text of Amendments to 2005 Equity Incentive Plan

        In order to permit the Company to implement the one-time stock option exchange program in compliance with its existing 2005 Equity Incentive Plan and applicable NASDAQ listing rules, the compensation committee recommended and the board of directors approved amendments to the Company's 2005 Equity Incentive Plan, subject to approval of the amendments by the Company's shareholders. The Company is seeking shareholder approval to amend the 2005 Equity Incentive Plan to allow for the exchange program. The amendments would add a new Section 6(o), to the 2005 Equity Incentive Plan, which new section will read as follows:

  Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company's shareholders, the board (or the committee) may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

        In addition, a new sentence would be added to Section 4(b) of the 2005 Equity Incentive Plan, which would read as follows:

  Former plan shares shall not include reserved shares of common stock that are subject to options granted under the Plan that are cancelled and exchanged for new options pursuant to a one-time option exchange as provided for in Section 6(o).

        This sentence would require that shares of common stock subject to options that are exchanged and cancelled pursuant to our proposed exchange offer, not be available for future grant under the 2005 Equity Incentive Plan.

Summary of the 2005 Equity Incentive Plan

        The following is a summary of the material terms of the 2005 Equity Incentive Plan as proposed to be amended and is qualified in its entirety by reference to the 2005 Equity Incentive Plan. A copy of the 2005 Equity Incentive Plan prior to the amendment submitted for shareholder approval at this annual meeting may be found attached as exhibit 10.7 to the Company's Registration Statement on Form S-1 filed on April 21, 2005.

        Administration.    The board of directors administers the 2005 Equity Incentive Plan and may delegate this authority to administer the plan to a committee. Subject to the terms of the 2005 Equity Incentive Plan, the plan administrator, which is our board of directors or its authorized committee, determines recipients, grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted.

        Share Reserve.    The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2005 Equity Incentive Plan will not exceed 5,850,000 split-adjusted shares plus (1) the number of shares that are subject to awards under the 2005 Equity Incentive Plan, the 1993 Option Plan or the 2004 Option Plan that have been forfeited or repurchased by us or that have otherwise expired or terminated, (2) at our option, the number of shares that were reserved for issuance under the 2004 Option Plan but that were not subject to a grant under such plan at the completion of our initial public offering in May 2005, and (3) an annual increase on the first business day of each fiscal year such that the total number of shares available for issuance under the 2005 Equity Incentive Plan shall equal 15% of the total number of shares of common stock outstanding on such business day; provided, that with respect to such annual increase, our may designate a lesser number of additional shares or no additional shares during such fiscal year. In no event, however, will the aggregate number of shares available for award under our 2005 Equity Incentive Plan exceed 8,775,000 split-adjusted shares. As a result of this limitation on the aggregate number of shares available for award under our 2005 Equity Incentive Plan, of the 6,614,594 split-adjusted shares of our common stock that were reserved for issuance under our 2004 Option Plan but that were not subject to grants under that plan at the completion of our initial public offering, up to 2,925,000 split-adjusted shares may currently be added to the shares of common stock that may be issued pursuant to awards granted under the 2005 Equity Incentive Plan pursuant to clause (2) of the first sentence of this paragraph; however, we do not currently intend to add any of those shares to the 2005 Equity Incentive Plan.

        The following types of shares issued under the 2005 Equity Incentive Plan may again become available for the grant of new awards under the 2005 Equity Incentive Plan: restricted stock issued under the 2005 Equity Incentive Plan that is forfeited or repurchased by us prior to it becoming fully vested; shares withheld for taxes; shares tendered to us to pay the exercise price of an option; and shares subject to awards issued under the 2005 Equity Incentive Plan that have expired or otherwise terminated without having been exercised in full. Shares subject to awards that are exchanged and cancelled under the proposed exchange offer, will not be available for future grant under the 2005 Equity Incentive Plan.

        Stock Options.    Nonqualified options and incentive options are granted pursuant to stock option agreements. The plan administrator determines the exercise price for stock options. Subject to the limitations set forth below regarding persons owning more than ten percent of our stock or of any of our affiliates ("ten percent shareholders"), the exercise price for nonqualified options and incentive options will be at least 100% of the fair market value of the shares of common stock underlying the option on the date such option is granted. Incentive options will not be exercisable after the expiration of ten years from the date of grant. For ten percent shareholders, the exercise price for incentive options will be at least 110% of the fair market value of the shares of common stock underlying an incentive option on the date such incentive option is granted and such incentive option will not be exercisable after the expiration of five years from the date of grant. The plan administrator determines the vesting period and term of stock options granted under the 2005 Equity Incentive Plan. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death or the optionee dies within a specified period after termination of service, the optionee, or his or her beneficiary, may exercise any vested options for a period of 12 months in the event of disability or 18 months in the event of death, after the date such service relationship ends or after death, as applicable. If an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. In no event, however, may an option be exercised after the expiration of its term, as set forth in the stock option agreement.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will either be cash, common stock owned by the optionee that has been held by the optionee for at least six months, a deferred payment arrangement, a cashless exercise or other legal consideration approved by the plan administrator. The plan administrator may grant stock options with provisions entitling the optionee to a further option, referred to as a re-load option, in the event the optionee exercises the option evidenced by the option agreement, in whole or in part, by surrendering other shares of our common stock.

        Generally, an optionee may not transfer a nonqualified option other than by will or the laws of descent and distribution unless the nonqualified option agreement provides otherwise. Optionees may not transfer incentive options except by will or by the laws of descent and distribution and incentive options are exercisable during the lifetime of the optionee only by the optionee. Optionees may designate a beneficiary who may exercise the option following the optionee's death.

        Stock Bonus Awards.    Stock bonus awards are granted pursuant to stock award agreements. The consideration for stock bonus awards may be a recipient's performance of services for us or our affiliates. Stock bonus awards may be subject to a repurchase right in accordance with a vesting schedule determined by the plan administrator. Upon termination of a recipient's service with us, stock bonus awards that are unvested as of the date of such termination may be reacquired by us after such time as would not result in negative accounting consequences. Stock bonus awards may be transferable only to the extent provided in a stock award agreement.

        Restricted Stock.    A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units) at a price determined by the plan administrator. Restricted stock and restricted stock units are granted pursuant to stock award agreements. Upon termination of a recipient's service with us, shares of restricted stock that are unvested as of the date of such termination may be reacquired by us subject to the terms of the restricted stock award agreement. Restricted stock awards may be subject to a repurchase right in accordance with a vesting schedule determined by the board of directors. Restricted stock and restricted stock units may be transferable only to the extent provided in a stock award agreement.

        Stock Appreciation Rights.    Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right. Stock appreciation rights are granted pursuant to stock award agreements. The plan administrator may grant stock appreciation rights in connection with stock options or in a stand-alone grant. The plan administrator determines the term and grant price for a stock appreciation right. A stock appreciation right granted under the 2005 Equity Incentive Plan vests at the rate specified in the stock award agreement. With respect to stock appreciation rights that are granted in connection with stock options, such stock appreciation rights shall be exercisable only to the extent that the related stock option is exercisable and such stock appreciation rights shall expire no later than the date on which the related stock options expire. If a recipient's relationship with us, or any of our affiliates, ceases for any reason, any unvested stock appreciation rights will be forfeited and any vested stock appreciation rights will be automatically redeemed.

        Capitalization Adjustments.    In the event of a dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reorganization, merger, consolidation, exchange of our common stock or our other securities, or other change in our corporate structure, the plan administrator may adjust the number of shares that may be delivered under the 2005 Equity Incentive Plan and the number and price of the shares covered by each outstanding stock award.

        Changes in Control.    In the event of a change in control of us (as defined in the 2005 Equity Incentive Plan), all outstanding options and other awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated and such awards will be fully vested and exercisable immediately prior to the consummation of such transaction, and the stock awards shall automatically terminate upon consummation of such transaction if not exercised prior to such event.

        Amendment and Termination.    The plan administrator may amend (subject to shareholder approval as required by applicable law), suspend or terminate the 2005 Equity Incentive Plan at any time.

Plan Benefits

        All awards to employees, officers, consultants or directors under the 2005 Equity Incentive Plan are made at the discretion of the compensation committee. Therefore, the benefits and amounts that will be received or allocated under the 2005 Equity Incentive Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the "Fiscal 2008 Grants of Plan-Based Awards" table. Grants made to our non-employee directors in the last fiscal year are described in "Compensation of Directors." For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see "Plan Benefits Relating to the Exchange Program."

Shareholder Approval

        This proposal to amend the 2005 Equity Incentive Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If Zumiez shareholders approve this proposal, the board of directors and compensation committee intend to commence the exchange program as soon as practicable after the annual meeting, but in no event after six months of the date of shareholder approval. Even if the shareholders approve this proposal, the board of directors or the compensation committee may still later determine not to implement the exchange program. If Zumiez shareholders do not approve this proposal, the amendments to the 2005 Equity Incentive Plan to include the exchange program will not take place.

        FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S EXISTING 2005 EQUITY INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams, LLP to audit our consolidated financial statements for the fiscal year ending January 30, 2010 (fiscal 2009). Moss Adams LLP has served as our independent registered public accounting firm since fiscal 2006. A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

        If the shareholders do not ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2010, our board of directors will evaluate what would be in the best interests of our company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF MOSS ADAMS, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 30, 2010.

PERFORMANCE MEASUREMENT COMPARISON

        The following graph shows a comparison for total cumulative returns for Zumiez Inc., The Nasdaq Composite Index and the Nasdaq Retail Trade Index during the period commencing on May 6, 2005 (the Company's initial public offering date) and ending on January 31, 2009. The comparison assumes $100 was invested on May 6, 2005 in each Zumiez, The Nasdaq Composite Index and the Nasdaq Retail Trade Index, and assumes the reinvestment of all dividends, if any. The comparison in the tables is required by the SEC and is not intended to be a forecast or to be indicative of future Company Common Stock performance.

COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN*
Among Zumiez Inc., The NASDAQ Composite Index
And The NASDAQ Retail Trade Index

*
$100 invested on 5/6/05 in stock or on 4/30/05 in index-including reinvestment of dividends. Indexes calculated on month-end basis.

	5/6/05	1/31/06	1/31/07	2/2/08	1/31/09
Zumiez Inc.	100.00	268.56	365.56	222.67	79.44
NASDAQ Composite	100.00	121.23	132.21	127.35	77.32
NASDAQ Retail Trade	100.00	134.88	131.94	143.14	82.15

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203. Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request "householding" of their communications should contact their broker, bank or other agent.

PROPOSALS OF SHAREHOLDERS

        We expect to hold our next annual meeting on or about May 26, 2010. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to our Secretary at the address below. The proposal must be received at our executive offices no later than December 10, 2009, to be considered for inclusion. Among other requirements set forth in the SEC's proxy rules and our Bylaws, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

        If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than January 27, 2010 and not before December 28, 2009. Our Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our Bylaws, please contact:

  Secretary
  Zumiez Inc.
  6300 Merrill Creek Parkway, Suite B
  Everett, WA 98203

OTHER MATTERS

        Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                        By Order of the Board of Directors
                            Trevor S. Lang
                            Chief Financial Officer and
                            Secretary

Everett, WA
April 20, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 6300 Merrill Creek Parkway, Suite B, Everett, WA 98203.

ANNUAL MEETING OF SHAREHOLDERS

May 27, 2009

1:00 p.m.

6300 Merrill Creek Parkway, Suite B

Everett, WA 98203

Zumiez Inc. 6300 Merrill Creek Parkway, Suite B Everett, WA 98203	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Zumiez Inc. (the “Company”) on May 27, 2009.

Unless otherwise marked, this proxy will be voted “FOR” the election of the nominees in Item 1, the approval of the amendments to the 2005 Equity Incentive Plan in Item 2  and the ratification of the proposal listed in Item 3 below, as more specifically described in the proxy statement.  If specific instructions are indicated, this proxy will be voted in accordance therewith.

By signing the proxy, you revoke all prior proxies and appoint Trevor S. Lang and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution, to vote the undersigned’s shares on the matters shown on the reverse side, and at any and all continuations, adjournments or postponements thereof with all powers that the undersigned would possess if personally present, upon in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of the Company.

Important notice regarding the Internet availability of Proxy Materials for the

2009 Annual Meeting of Shareholders

The Proxy Statement and the Fiscal 2008 Annual Report to Shareholders are available at:

http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote “FOR” Item 1

Election of Three Class I Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees Class I		☐	☐	☐
1.)	01) Richard M. Brooks
02) Matthew L. Hyde
03) James M. Weber

The Board of Directors Recommends a Vote “FOR” Item 2

Vote On Approval of Proposal	For	Against	Abstain
2.) Approval of amendments to the existing 2005 Equity Incentive Plan to allow for a one-time stock option exchange program for employees other than directors and executive officers.	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Item 3

Vote On Ratification of Proposal	For	Against	Abstain
3.) Proposal to ratify selection of Moss Adams, LLP as the Company’s independent registered public accounting firm for fiscal year 2009.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3.

Address change? Mark Box ☐

Indicate changes below:	Date:

Signature(s):

Name of Shareholder:

Note: Please sign exactly as your name(s) appear on Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., should include their title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

QUESTIONS AND ANSWERS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Summary Compensation Table
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Non-Employee Director Compensation
Potential Payments Upon Termination or Change in Control
Estimated Payments on Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENTS TO OUR EXISTING 2005 EQUITY INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PERFORMANCE MEASUREMENT COMPARISON
HOUSEHOLDING OF PROXY MATERIALS
PROPOSALS OF SHAREHOLDERS
OTHER MATTERS